Exhibit 5.9

CONSENT OF GARY METHVEN, P.Eng.

I, Gary Methven, P.Eng., hereby consent to the use of and reference to my name, and the use of and inclusion and incorporation by reference in the Registration Statement on Form F-10 of MAG Silver Corp. of the information prepared by me, that I supervised the preparation of or reviewed by me that is of a scientific or technical nature and all other references to such information included or incorporated by reference in the Registration Statement on Form F-10 of MAG Silver Corp.

Sincerely,

/s/ Gary Methven
Gary Methven, P.Eng.
May 31, 2024